Exhibit 99(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to the Registration Statement of BlackRock Enhanced Dividend Achievers™ Trust on Form N-2 (Securities Act Registration No. 333-126431 and Investment Company Act Registration No. 811-21784 ) of our report dated August 11, 2005 relating to the financial statements of BlackRock Enhanced Dividend Achievers™ Trust as of August 10, 2005 and for the period from July 1, 2005 (date of inception) to August 10, 2005 appearing in the Statement of Additional Information, which is part of such Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Boston, Massachusetts

August 24, 2005